FOR IMMEDIATE RELEASE

Diodes Incorporated Reports First Quarter Results

• Revenues of $92.0 million, up 25%

• Net income of $13.0 million, up 40%

Dallas, Texas - May 2, 2007 - Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, today reported solid financial results for the first quarter ending March 31, 2007.

First Quarter Highlights:

•	Revenues increased 25.0% YOY to $92.0 million

•	Gross profit increased 21.9% YOY $29.5 million

•	Net income increased 39.7% YOY to $13.0 million, or $0.47 per fully diluted share, up from $9.3 million, or $0.34 per share, in the first quarter of 2006

•	Adjusted net income increased 32.7% YOY to $14.2 million or $0.50 per share

Revenues for the first quarter of 2007 increased 25.0% to $92.0 million, compared to the $73.6 million reported in the year-ago quarter. Sequentially, revenues were 2.6% lower than the fourth quarter of 2006 as a 2% increase in units sold was offset by an overall 4% price decrease. Net income increased 39.7% year-over-year to $13.0 million, or $0.47 per fully diluted share, up from $9.3 million, or $0.34 per share, in the first quarter of 2006. Adjusted net income (excluding SFAS 123R stock option expense) for the first quarter of 2007 was $14.2 million or $0.50 per share, an increase of 32.7% over the $10.7 million or $0.38 reported in the year-ago quarter.

Commenting on the quarter, Dr. Keh-Shew Lu, President and CEO of Diodes Incorporated, said, “We are pleased with the progress we made during the first quarter of 2007 as Diodes continued to outperform the industry despite the weakness in Asia. We are also pleased with the execution of our analog strategy, the integration of our new Super Barrier Rectifier (SBR®) product line, the introduction of several innovative new products, and the expansion of our distribution in Europe, positioning Diodes to continue to deliver profitable growth in the quarters and years ahead. In addition, with a strong balance sheet, we are actively evaluating corporate growth initiatives, including acquisitions, to accelerate our profitable growth.”

End-Markets

“Our sequential increase in the consumer electronics segment was offset by weak seasonal demand in the computer and industrial segments, as well as significant price pressure and an unfavorable commodity-based product mix. Design activity, however, remained brisk and lead times have stabilized. During the quarter we completed the integration of our SBR® product line into our sales channels and are seeing significant opportunities to expand sales into the Asia power market going forward,” commented Mark King, Sr. Vice President of Sales and Marketing.

“Asia revenue was down 7% sequentially and contributed 72% of our first quarter sales, with end-demand in core end-equipment categories such as digital media players, notebook computers and LCD screens down in the quarter. North American sales were up 3.4% sequentially and accounted for 24% of sales driven by strong OEM demand, with distributor POS up slightly. We saw strong sequential growth in Europe up 63% from the fourth quarter of 2006 and contributing 4.5% of total sales, as we continued to make progress with new design wins, initial orders and expanded customer relationships,” said Mr. King. “Our market share remained at the record high levels achieved in the fourth quarter of 2006 across all regions during the first quarter for our discrete products, driven by a broad range of end equipment categories, including digital audio players, set-top boxes, LCD monitors, notebooks and wireless LAN.”

Design Wins and New Products

“Design activity remained strong across all regions in the first quarter with multiple wins at over 65 accounts globally. There is strong interest in our SBR® technology (that uses a MOS cellular design to replace standard traditional Schottky or PN junction diodes) with design wins in 7 accounts during the quarter for end-equipments ranging from communication to LCD television,” Mr. King commented. “Diodes also had important wins at key OEM accounts, including switchers and LDO wins in a satellite set-top box, a game console and a DSL modem. On the discrete side we experienced strong interest on our DFN packages, our recently announced low threshold MOSFET line, PowerDITM and array platforms for digital media devices, mobile handsets and LCD monitors.”

During the quarter Diodes launched a number of important innovative new products including the AP1580, its latest generation 300KHz, 3A Asynchronous PWM Buck Converter. The AP1580 was designed to meet the growing demand for higher efficiencies and smaller form factor packaging required in today’s power management designs. The AP1580 with it’s wide input voltage range of 10V to 40V, and adjustable output voltage from 0.8V to 36V is well suited to support a variety of applications including LCD Monitors & TVs, Plasma Display Panels (PDP), Power Adaptors and Battery Chargers as well as high end Networking and Telecommunication Equipment.

In addition, Diodes also introduced the SBR® product family packaged in Diodes’ proprietary high performance PowerDITM123. Combined with PowerDITM123’s patented flat lead-frame package, the 3A SBR®  product family is the first in class to combine both highly efficient wafer technologies with a high performance power dissipation package. These features provide unsurpassed efficiency, superior reliability, and a wide safe operating area in applications like disk drives, high temperature automotive applications, DC/DC converters, and in small portable electronics, such as mobile phones, digital audio players and digital cameras.

And finally, Diodes introduced a new series of low threshold voltage MOSFETs, optimized for low voltage applications and designed for simple integration into a wide variety of low voltage circuits common to portable and handheld end products. Subsequent to the end of the first quarter, Diodes announced a broad expansion of its ultra-miniature DFN1006 package product family, including an industry leading 0.5 ampere SBR® targeted at small electronic appliances, and a new 300-mA fast transient response LDO designed for simple integration into a wide variety of low-power applications such as mobile phones, digital media players.

Sales of new products for the quarter amounted to 31.9% of total sales, compared to 23.3% a year ago, and this growth includes the contribution of the Anachip acquisition as well as the SBR® technology. New product revenue was driven by products in sub-miniature array, QFN, PowerDITM123, PowerDITM5 and Schottky platforms on the discrete side, as well as the analog product lines. Diodes released 48 products covering 12 product families in the first quarter of 2007.

Additional Financial Highlights

Gross profit for the first quarter of 2007 increased 21.9% compared to the same period last year to $29.5 million, or 32.1% of revenue, compared to 32.9% in the prior-year quarter, and 33.4% in the fourth quarter of 2006. While sequential unit sales increased 2% and analog margin increased approximately 300 basis points, overall gross margin was affected by a 6% decrease in discrete selling prices.

For the quarter, SG&A expenses were at 13.8% of revenue or $12.7 million, compared to 15.3% of revenue or $11.3 million, in the comparable quarter last year. Included in first quarter 2007 SG&A was $1.3 million in non-cash, SFAS 123R share-based compensation.

Operating income for the first quarter increased 28.2% to $13.9 million, or 15.1% of sales, compared to $10.8 million or 14.7% of sales for the first quarter of 2006.

Investment in research and development grew to $2.9 million, or 3.2% of revenue, compared to $2.0 million, or 2.7% of sales, in the first quarter of 2006. The R&D increase was primarily due to additional R&D initiatives as well the APD acquisition.

First quarter 2007 effective tax rate of 16.5% reflects additional tax planning efforts aimed at lower planned foreign earnings repatriations in 2007.

Capital expenditures for the current quarter were $12.4 million or 13.4% of revenue, slightly ahead of the 10-12% full-year estimate. Depreciation expense for the first quarter of 2007 was $6.3 million.

At March 31, 2007, Diodes had $335.3 million in total cash and short-term investments, $407.1 million in working capital, $236.7 million in long-term debt (including the convertible note), and unused and available credit facilities of $50.5 million.

Business Outlook

“With a book-to-bill ratio slightly above one, we currently expect record second quarter revenue with sequential growth in the 2 to 5% range, with comparable gross profit improvement. Over the next few quarters, as we continue to introduce new discrete and analog products and internalize packaging of our analog products, we expect to see gradual expansion in our gross margins,” stated Dr. Lu. “We are very pleased with our progress to-date in executing our strategic objectives and we are excited about the opportunities ahead for profitable growth through customer-focused innovation.”

Conference Call

Diodes Incorporated will hold its second quarter conference call for all interested persons at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on May 2nd, 2007 to discuss its results. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the investor section of Diodes’ website at www.diodes.com. To listen to the live call, please go to the Investor section of Diodes website and click on the Conference Call link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on Diodes website for 60 days.

About Diodes Incorporated

Diodes Incorporated (NasdaqGS: DIOD) an S&P SmallCap 600 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete and analog semiconductor markets, serving the consumer electronics, computing, communications, industrial and automotive markets. Diodes products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, power management devices including DC-DC switching and linear voltage regulators, amplifiers and comparators, and Hall-effect sensors. The Company has its corporate offices in Dallas, Texas, with a sales, marketing, engineering and logistics office in Southern California; design centers in Dallas, San Jose and Taipei; a wafer fabrication facility in Missouri; two manufacturing facilities in Shanghai; a fabless IC plant in Hsinchu Science Park, Taiwan; engineering, sales, warehouse and logistics offices in Taipei and Hong Kong, and sales and support offices throughout the world. With its recent asset acquisition of APD Semiconductor, a privately held U.S.-based fabless semiconductor company, Diodes acquired proprietary SBR® technology. Diodes, Inc.’s product focus is on high-growth end-user equipment markets such as TV/Satellite set-top boxes, portable DVD players, datacom devices, ADSL modems, power supplies, medical devices, wireless notebooks, flat panel displays, digital cameras, mobile handsets, DC to DC conversion, Wireless 802.11 LAN access points, brushless DC motor fans, and automotive applications. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as the integration of ADP within Diodes existing operations, the Company’s ability to successfully make additional acquisitions, fluctuations in product demand, the introduction of new products, the Company's ability to maintain customer and vendor relationships, technological advancements, impact of competitive products and pricing, growth in targeted markets, successful integration of acquired companies and/or assets, risks of foreign operations, availability of tax credits, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Source: Diodes Incorporated
CONTACT: Carl Wertz, Chief Financial Officer, Diodes Incorporated (805) 446-4800
e-mail: carl_wertz@diodes.com
or
Crocker Coulson, President, CCG Investor Relations, (310) 231-8600, Ext. 103,
e-mail: crocker.coulson@ccgir.com

Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

CONSOLIDATED CONDENSED INCOME STATEMENT and BALANCE SHEET FOLLOWS

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2007
	(unaudited)	(unaudited)

Net sales	$73,589	$92,020
Cost of goods sold	49,375	62,496

Gross profit	24,214	29,524

Selling, general and administrative expenses	11,283	12,678
Research and development expenses	1,966	2,944
Loss on disposal of fixed assets	120	-
Total operating expenses	13,370	15,623

Income from operations	10,845	13,901

Other income (expense)
Interest income	734	4,035
Interest expense	(140)	(1,406)
Other	(207)	(448)
	387	2,182

Income before income taxes and minority interest	11,231	16,082
Income tax provision	(1,689)	(2,658)

Income before minority interest	9,542	13,424

Minority interest in joint venture earnings	(230)	(415)

Net income	$9,312	$13,009

Earnings per share
Basic	$0.37	$0.50
Diluted	$0.34	$0.47

Number of shares used in computation
Basic	25,349	26,027
Diluted	27,679	27,851

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2006	2007
	(unaudited)	(unaudited)

Net income	$9,312	$13,009
Adjustments to reconcile net income
to adjusted net income:
Stock option expense
included in cost of goods sold:	133	82
Stock option expense
included in selling and general
administrative expenses:	1,316	1,303
Stock option expense
included in research and
development expenses:	147	124

Total stock option expense	1,596	1,509

Income tax benefit related to
stock option expense	205	333

Adjusted net income	$10,703	$14,185

Diluted shares used in computing
earnings per share	27,679	27,851
Incremental shares considered
to be outstanding:	770	633
Adjusted diluted shares used in computing
Adjusted earnings per share	28,449	28,484

Adjusted earnings per share
Basic	$0.42	$0.55
Diluted	$0.38	$0.50

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED RECONCILIATION OF NET INCOME TO EBITDA

EBITDA represents earnings before net interest expense, income tax provision, depreciation and amortization. Our management believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating companies in our industry. In addition, our management believes that EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending, which items may vary for different companies for reasons unrelated to overall operating performance. As a result, our management uses EBITDA as a measure to evaluate the performance of our business. However, EBITDA is not a recognized measurement under generally accepted accounting principles, or GAAP, and when analyzing our operating performance, investors should use EBITDA in addition to, and not as an alternative for, income from operations and net income, each as determined in accordance with GAAP. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not consider certain cash requirements such as a tax and debt service payments.

The following table provides a reconciliation of net income to EBITDA (in thousands):
	Three Months Ended
	March 31,
	2006	2007

Net Income	$9,312	$13,009
Plus:
Interest expense, net	(594)	(2,629)
Income tax provision	1,689	2,658
Depreciation and amortization	4,673	6,291
EBITDA	$15,080	$19,329

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET

ASSETS
(in thousands, except share data)

	December 31,	March 31,
	2006	2007
		(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$48,888	$40,538
Short-term investments	291,008	294,779
Total cash and short-term investments	339,896	335,317

Accounts receivable
Customers	72,175	76,871
Related parties	6,147	6,210
	78,322	83,081
Less: Allowance for doubtful receivables	(617)	(660)
	77,705	82,421

Inventories	48,202	48,821
Deferred income taxes, current	4,650	3,573
Prepaid expenses and other current assets	8,393	9,241

Total current assets	478,846	479,373

PROPERTY, PLANT AND EQUIPMENT, at cost, net
of accumulated depreciation and amortization	95,469	101,552

DEFERRED INCOME TAXES, non current	5,428	7,104

OTHER ASSETS
Equity investment	-	-
Intangible assets	10,669	10,232
Goodwill	25,030	24,735
Other	6,697	6,778
TOTAL ASSETS	$622,139	$629,774

DIODES INCORPORATED AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEET

LIABILITIES AND STOCKHOLDERS’ EQUITY
(in thousands, except share data)

	December 31,	March 31,
	2006	2007
		(unaudited)

CURRENT LIABILITIES
Line of credit	$-	$-
Accounts payable
Trade	40,030	34,298
Related parties	12,120	12,308
Accrued liabilities	24,966	19,455
Income tax payable	3,433	3,570
Long-term debt, current portion	2,802	2,494
Capital lease obligations, current portion	141	142

Total current liabilities	83,492	72,267

LONG-TERM DEBT, net of current portion
2.25% convertible senior notes due 2026	230,000	230,000
Others	7,115	6,717

CAPITAL LEASE OBLIGATIONS, net of current portion	1,477	1,426
OTHER LONG-TERM LIABILITIES	1,101	4,932
MINORITY INTEREST IN JOINT VENTURE	4,787	5,202

Total liabilities	327,972	320,544

STOCKHOLDERS' EQUITY
Preferred stock - par value $1.00 per share;
1,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock - par value $0.66 2/3 per share;
70,000,000 shares authorized; 25,961,267 and 26,082,860
shares issued at December 31, 2006
and March 31, 2007, respectively	17,308	17,389
Additional paid-in capital	113,449	117,823
Retained earnings	162,802	173,856
Accumulated other comprehensive gain	608	162

Total stockholders' equity	294,167	309,230

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$622,139	$629,774